EXHIBIT 5

Viisage Technology, Inc.

296 Concord Road

Billerica, MA 01821

November 1, 2004

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and General Counsel of Viisage Technology, Inc., a Delaware corporation (the “Company”), and have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of 565,270 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) reserved for issuance under the Imaging Automation, Inc. 1996 Stock Option Plan and the Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan (collectively, the “iA Plans”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Company’s Common Stock under the iA Plans.

I am familiar with the Restated Certificate of Incorporation of the Company, as amended, the corporate minute books, the By-Laws of the Company and the Registration Statement. I also have examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

This opinion is solely limited to the Delaware General Corporation Law, including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon and subject to the foregoing, it is my opinion that, when issued and sold in the manner referred to in the iA Plans and pursuant to the agreements which accompany the iA Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Elliot J. Mark
Elliot J. Mark, Esq.
Vice President and General Counsel